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                                  EXHIBIT 6.13


                                 PROMISSORY NOTE

$50,000.00                                                       JUNE 15, 1999
                                                                PHOENIX, ARIZONA


            FOR VALUE RECEIVED, the adequacy and sufficiency of which are hereby expressly acknowledged, the undersigned Michael Mazick (the "MAKER"), promises and agrees to pay to the order of FutureOne, Inc., a Nevada corporation ("HOLDER"), at such place as Holder may designate from time to time in writing, the principal amount of Fifty Thousand and No/100 Dollars ($50,000.00), or so much thereof as may be outstanding hereunder from time to time, with principal and unpaid interest to accrue at a rate of 8% per annum, with interest accrued thereon payable annually and the entire principal and accrued and unpaid interest thereon payable in full on the third annual anniversary of this Note.

            This Note shall evidence a portion of the Purchase Price payable pursuant to Section 2(b) of that certain Stock Purchase Agreement between the Maker and the Holder (as amended from time to time, the "PURCHASE AGREEMENT"). The Maker shall have the right to prepay this Note in full or in part at any time without penalty, premium or notice. All payments and prepayments shall be applied first to any Expenses (as defined below), second to accrued and unpaid interest, and third to principal. Principal and interest shall be payable in lawful money of the United States of America.

            Maker agrees that upon the occurrence of an Event of Default (as hereinafter defined) hereunder, (a) the Maker will pay all costs and expenses of collection of this Note, including reasonable attorney's fees ("EXPENSES"); (b) at the option of the Holder, the unpaid principal balance of this Note along with accrued and unpaid interest shall become due and payable immediately without notice; and (c) Holder may utilize any available remedies, including without limitation any remedies available against the Collateral, under Arizona law and/or under the Uniform Commercial Code, at law or in equity, in such order and/or combination as Holder may elect in its sole and absolute discretion. For purposes of this Note, an "EVENT OF DEFAULT" shall mean (a) any failure by Maker to pay when due any installment or principal or interest under this Note, which failure is not cured within ten (10) days of written notice thereof by Holder to the Maker, (b) any general assignment by Maker for the benefit of creditors, (c) any filing of a voluntary bankruptcy petition by Maker, and (d) any filing of any involuntary bankruptcy petition against Maker, which filing is not dismissed within 90 days thereof.

            Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or breach, or in the event of continuance of any existing default or breach after demand for performance thereof.

            The Maker, sureties, guarantors and endorsers, if any, severally waive demand, diligence, presentment for payment, protest and notice of demand, protest, nonpayment and exercise of any option hereunder. The granting without notice of any extension or extensions of time for
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payment of any sum or sums due hereunder, or the taking or release of security shall in no way release or discharge the liability of Maker or any surety, guarantor or endorser.

            No provision of this Note is intended to or shall require or permit Holder, directly or indirectly, to take, collect or receive in money, goods or in any other form, any interest in excess of that permitted by applicable law. If any amount due from or paid by Maker shall be determined by a court of competent jurisdiction to be interest in excess of such maximum rate, Maker shall not be obligated to pay such excess and, if paid, such excess shall be applied against the unpaid principal balance of this Note, or if and to the extent that this Note has been paid in full, such excess shall be remitted to Maker.

            The provisions of this Note shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

            This Note shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles.

            IN WITNESS WHEREOF, Maker has executed this Note as of the date first stated above.


                                     "MAKER"


                                     ________________________________________
                                     Michael Mazick


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